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                                                                   Exhibit - 4.9

                      JOHN HANCOCK FUNDS, INC. GROUP TRUST

                              GROUP TRUST AGREEMENT

This Group Trust Agreement, dated as of April 1, 1995, is entered into by and between John Hancock Funds, Inc. ("JHFI"), and Investors Bank & Trust Company (the "Trustee").

ARTICLE 1.  PURPOSE: AUTHORITY

(1.1) The purpose of this Trust is to serve as the agency to fund benefits and to purchase annuities for those defined contribution pension, benefit and profit sharing plans qualified under Sections 401(a) or 401(a) and 401(k) of the Internal Revenue Code of 1986 (the "Code") which adopt this Trust pursuant to
Section 3 below (each a "Participating Plan"). It is intended that this Trust be exempt from taxation under Section 401(a) of the Code, and that it qualify as a "group trust" under applicable Internal Revenue Service rules and regulations. Therefore, this Trust is only open to tax qualified defined contribution plans as described above that are "full service clients" of JHFI and are otherwise acceptable to JHFI. By its execution and delivery of an Adoption Agreement in the form of Exhibit C hereto, each Participating Plan shall (among other things)
(i) certify that it is so qualified and therefore exempt from federal income taxation under Section 501(a) of the Code, (ii) agree to provide from time to time such additional evidence of such qualification as the Trustee, JHFI or John Hancock may reasonably request, (iii) agree to promptly notify the Trustee, JHFI and John Hancock if at any time it fails to remain so qualified, and (iv) incorporate by reference and adopt this Trust as part of such plan.

(1.2) In order to accomplish the purpose hereof, the Trustee is hereby authorized and directed by each Participating Plan to utilize Contributions made to the Trust by each Participating Plan to purchase one or more Group Annuity Contracts to be issued from time to time by the John Hancock Mutual Life Insurance Company ("John Hancock") substantially in the form of Exhibit A hereto. The Group Annuity Contracts so purchased will be used to fund the stable value investment option offered by each Participating Plan to its Participants.

ARTICLE 2.  DEFINITIONS

(2.1) ADMINISTRATIVE SERVICES AGREEMENT - an agreement substantially in the form of Exhibit B hereto, by and among the Trustee, JHFI and John Hancock Signature Services, Inc. (as "Servicer"), pursuant to which the Servicer will perform certain administrative services described therein as agent for and on behalf of the Trustee.

(2.2) ADOPTION AGREEMENT - an agreement substantially in the form of Exhibit C hereto entered into by a Participating Plan (acting through its duly authorized representative) for the purpose of adopting and joining in this Trust. Pursuant to the provisions of its Adoption Agreement, each Participating Plan will be entitled to its Pro Rata Share of the Trust Fund, each Participating Plan will appoint JHFI as its agent for the limited purpose of accepting Confirmation Letters issued by John Hancock in connection with Group Annuity Contracts, and John Hancock will acknowledge the beneficial interest of each Participating Plan in and to the Group Annuity Contracts.

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(2.3) CODE - the Internal Revenue Code of 1986, as amended.

(2.4) CONFIRMATION LETTERS - letters produced quarterly by John Hancock informing JHFI as agent for the Participating Plans of the interest rate applicable to Contributions received in a given quarter, as more-fully described in Section 5.3 below.

(2.5) CONTRIBUTIONS - all sums deposited into the Trust by a Participating Plan.

(2.6) EXPENSES - amounts billed to a Participating Plan, or deducted from Contributions to the Trust by a Participating Plan (or from earnings thereon), to compensate the Trustee for its services hereunder and to reimburse the Trustee for all reasonable expenses incurred hereunder, including without limitation the fees and expenses of the Servicer under the Administrative Services Agreement.

(2.7) GROUP ANNUITY CONTRACT - any one of the Group Annuity Contracts issued from time to time to the Trustee by John Hancock substantially in the form of Exhibit A hereto.

(2.8) JOHN HANCOCK - John Hancock Mutual Life Insurance Company, a Massachusetts mutual life insurance company, and the issuer of the Group Annuity Contracts.

(2.9) NET CONTRIBUTIONS - at any time, a Participating Plan's Net Contributions shall equal the sum of its Contributions, plus all earnings thereon, less all withdrawals of such Participating Plan from the Trust Fund.

(2.10) PARTICIPANT - any person under a Participating Plan for whom benefits are funded or annuities are purchased under this Trust.

(2.11) PARTICIPATING PLAN - any profit sharing plan qualified under Sections 401(a) or 401(a) and 401(k) of the Code which adopts this Trust pursuant to
Section 3 below.

(2.12) PRO RATA SHARE - at any time, a Participating Plan's Pro Rata Share shall equal the ratio of its Net Contributions over the sum of the Net Contributions of all Participating Plans.

(2.13) SERVICER - John Hancock Signature Services, Inc. or its successor as Servicer under the Administrative Services Agreement.

(2.14) TRUST - the Trust created by this Agreement.

(2.15) TRUSTEE - the Investors Bank & Trust Company, not in its individual capacity but solely as Trustee hereunder, and any successor trustee hereunder.

(2.16) TRUST FUND-all assets held by the Trustee in trust pursuant to this Agreement, which assets shall consist of the Group Annuity Contracts and the rights thereunder.


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ARTICLE 3.  ADOPTION OF TRUST: INTEREST IN THE FUND

(3.1) Any pension, benefit or profit sharing plan qualified under Sections 401(a) or 401(a) and 401(k) of the Code and exempt from federal income taxation by reason of Section 501(a) of the Code may (acting through its duly authorized representative) join and adopt this Trust by executing and delivering to (or as instructed by) the Trustee an Adoption Agreement in the form of Exhibit C hereto. Upon execution and delivery thereof, the adopting plan shall become a Participating Plan hereunder, entitled to the benefits of the Trust, including the right to participate in all of the assets of the Trust Fund (net of all Expenses), to the extent of its Pro Rata Share.

(3.2) A Participating Plan's Pro Rata Share (as defined in Section 2.12 above) shall be determined by the Trustee as of the close of business on each day that the Trustee is open for business. At any date, a Participating Plan's interest in the Trust Fund shall be equal to its then current Pro Rate Share of all assets (net of Expenses) held in the Trust Fund.

(3.3) A Participating Plan shall have the right to make Contributions to the Trust from time to time, and shall have the right to withdraw amounts from the Trust Fund from time to time, all as more fully described in Sections 5 and 6 below. To the extent that the Trust Fund consists of one or more Group Annuity Contracts, however, a Participating Plan's interest in the Trust Fund (and its ability to withdraw amounts attributable to its interest hereunder) will be limited by and subject to all of the terms and conditions of such Group Annuity Contracts.

(3.4) Pursuant to the provisions of each Adoption Agreement, John Hancock (as issuer of the Group Annuity Contracts) will acknowledge the beneficial interest of each Participating Plan (to the extent of its Pro Rata Share of the Trust
Fund) in and to each Group Annuity Contract outstanding from time to time; will agree to make payments under such Group Annuity Contracts directly to the Participating Plan (to the extent of its Pro Rata Share, net of Expenses) if directed to do so by such Participating Plan; and will waive any defense or right of set off that it may have against such payment as a result of any claim that it may have against the Trustee, including without limitation any claim arising out of any act or omission of the Trustee (or any agent of the Trustee), reserving however its right to proceed independently against the Trustee (or its agents).


ARTICLE 4.    DECLARATION OF TRUST: USE OF TRUST ASSETS

(4.1) The Trustee hereby covenants and agrees to hold in trust, for the benefit of all Participating Plans and their respective Participants, all Contributions, all earnings thereon, and all Group Annuity Contracts purchased with such Contributions or earnings - all upon and subject to the terms and conditions of this Agreement.

(4.2) The Trustee hereby agrees to employ all available Contributions and all available earnings thereon (net of Expenses and subject to any withdrawals by a Participating Plan as may be permitted hereunder) to purchase Group Annuity Contracts (and only Group Annuity Contracts), from time to time, it being currently intended that the Trustee will generally purchase one Group Annuity Contract each calendar quarter to the extent that funds are available for such purpose, all as more fully described in the Adoption Agreement. In the exercise of its powers


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and duties to purchase Group Annuity Contracts, the Trustee shall neither exercise nor be deemed to exercise any investment discretion. and shall neither provide nor be deemed to provide investment advice (and has no authority or responsibility to do so).

(4.3) Notwithstanding any other provision of this Agreement, no part of the Trust Fund shall ever be used for or diverted to purposes other than (i) the exclusive benefit of the Participating Plans and their respective Participants, and (ii) defraying Expenses hereunder.

ARTICLE 5. CONTRIBUTIONS TO THE TRUST FUND

(5.1) All Contributions to the Trust Fund shall be made by check or by wire transfer in U.S. dollars to the Trustee or its agent, all as more fully set forth in the Adoption Agreement, and shall be applied as provided in Section 4.2 above. Neither the Trustee nor its agent, however, shall be required to verify that amounts received are in accordance with the terms of the Participating Plan's governing documents.

(5.2) If Contributions are made to the Trust Fund under a mistake of fact or if a deduction for such Contributions is disallowed under the Code, an amount equal to such Contributions may be paid to the Participating Plan upon written notice thereof, to the extent permitted by the Participating Plan's governing documents. The Trustee and its agent shall be entitled to act upon any such notice without independent investigation and without incurring any liability on account of any action taken or omitted pursuant to such notice.

(5.3) Pursuant to the terms of each Adoption Agreement, JHFI shall be appointed the agent for each Participating Plan for the limited purpose of (a) providing quarterly estimates to John Hancock of the amount of each Participating Plan's anticipated Net Contributions, and (b) accepting from John Hancock quarterly Confirmation Letters quoting the interest rate applicable to Contributions received during the immediately following calendar quarter (which rate shall be based upon such estimates and may be adjusted at the end of such calendar quarter in accordance with the terms of the Group Annuity Contracts if the aggregate amount of Net Contributions actually made by all Participating Plans varies from the estimates).

ARTICLE 6. PAYMENTS FROM THE TRUST FUND: TERMINATION OF PARTICIPATION

(6.1) To the extent of its Pro Rata Share, and to the extent that funds are available under the Group Annuity Contracts, a Participating Plan may request a withdrawal of funds from the Trust Fund from time to time in order to make distributions to its Participants, to purchase fixed annuities under a Group Annuity Contract, or for other proper purposes of the plan in accordance with such Participating Plan's governing documents. Upon receipt of any such request, the Trustee (or its agent) shall inform John Hancock and shall promptly liquidate and pay over to such Participating Plan the amount of the requested withdrawal, which amount shall not exceed its Pro Rata Share of the Trust Fund (net of any unpaid Expenses, and net of any expenses incurred in the liquidation of such assets); subject, however, to the terms of the Group Annuity Contracts, it being expressly understood that under certain circumstances (described in the Group



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Annuity Contracts) the transfer or withdrawal of funds thereunder may be delayed or may be subject to adjustments or additional expenses. In no event shall the Trust, the Trustee or JHFI be liable for interest or any other payment proceeds of any withdrawal from the date of withdrawal to the date of payment. The
Trustee may delay payment on any withdrawal if the Trustee or JHFI determines that such delay is reasonably necessary for reasons (including but not limited to) related to court or government directives, orders, etc. or other causes reasonably beyond the control of the Trustee.

(6.2) In the event that a Participating, Plan desires to terminate its participation in the Trust, it shall so notify the Trustee (or its agent). Upon receipt of any such notice, the Trustee (or its agent) shall promptly inform John Hancock. Such Participating Plan shall be entitled to receive an amount in U.S. dollars equal to its Pro Rata Share (net of any unpaid Expenses, and net of any expenses incurred in the liquidation of such assets) of the Trust Fund assets, it being understood however that the withdrawal and distribution of assets held under the Group Annuity Contracts shall be governed by the terms of such Group Annuity Contracts. Upon distribution to or as directed by such Participating Plan of its Pro Rata Share of the Trust Fund, such Participating Plan shall cease to be a Participating Plan.

(6.3) Under certain circumstances described in the Group Annuity Contracts, including the failure of a Participating Plan to be or remain qualified under the Code. John Hancock may terminate such Participating Plan's account under the Group Annuity Contracts and transfer the balance thereof to the Trustee on behalf of the Participating Plan, subject to such adjustments as may be permitted under the Group Annuity Contracts. In such event, the Trustee shall forward the sums so received to (or as directed by) the affected Participating Plan and such Participating Plan shall cease to be a Participating Plan.

ARTICLE 7. NATURE AND VALUATION OF TRUST FUND: TRUST INTERESTS NOT ASSIGNABLE

(7.1) Each Participating Plan shall have a beneficial interest in the Trust Fund and in all assets thereof equal to its Pro Rata Share. No Participating Plan (and no Participant thereof), however, shall own any particular asset held in the Trust Fund or any part thereof.

(7.2) The value of the Trust Fund on any given date shall be the aggregate value of each outstanding Group Annuity Contract (determined in accordance with the provisions thereof) as of such date.

(7.3) Notwithstanding any other provision of this Agreement, the interest of a Participating Plan in this Trust (or in the Trust Fund) shall not be transferable or assignable.

ARTICLE 8. MAINTENANCE OF RECORDS: REPORTS: ROLE OF SERVICER

(8.1) The Servicer, on behalf of the Trustee, shall maintain records of all Trust Fund assets; shall maintain records of account for each Participating Plan, which shall include a record of each Participating Plan's Contributions, earnings, withdrawals, Net Contributions, and Pro Rata Share; all as set forth in and in accordance with the terms of the Administrative Services



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Agreement. Each Participating Plan, by the execution and delivery of its
Adoption Agreement, agrees that the Servicer (and not the Trustee) shall be solely responsible for the accuracy and completeness of such records.

(8.2) The Servicer shall furnish to each Participating Plan a quarterly report showing (among other things) such Participating Plan's Net Contributions (expressed in U.S. dollars) as of the close of business on the last business day of such quarter. Such reports shall be prepared and distributed no later than 20 business days following the end of each quarter.

(8.3) Pursuant to the terms of the Administrative Services Agreement, in addition to the record keeping and reporting described above, the Servicer shall collect and forward all Contributions to the Trust Fund, receive all notices and other requests from Participating Plans, forward the same to John Hancock (to the extent that such notices or requests relate to the Group Annuity Contracts), distribute to Participating Plans (and to their Participants) payments made by John Hancock to the Trustee pursuant to the Group Annuity Contracts, and serve as custodian of each Group Annuity Contract.

ARTICLE 9.  THE TRUSTEE

(9.1) The Trustee shall have the following powers and rights, in addition to those vested in it elsewhere in this Agreement or by law:

         a) To enter into the Administrative Services Agreement, to perform all of the services to be performed by Servicer thereunder, and to employ the Servicer as its agent for all purposes hereunder and thereunder, provided that the Trustee shall be and remain the legal owner of, and Contract Holder under, each Group Annuity Contract.

         b)       To enter into any Group Annuity Contract.

         c)       To accept each Adoption Agreement.

         d) To enter into any other contract or relationship, and to take such other action as may be reasonably necessary in furtherance of the purposes of this Trust, as directed by JHFI or with the consent of JHFI.

         e) To begin, maintain or defend any suit or legal proceeding necessary in connection with the administration of this Trust.

         f)       To employ suitable agents and to employ counsel.

         g) To settle, compromise or abandon all claims and demands in favor of or against the Trust, with the consent of JHFI; provided, however, that the Trustee shall have the right, in its sole discretion, to settle, compromise or abandon any such suit or legal proceeding (after written notice to JHFI) where
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                  by the outcome, individually or as Trustee, or where it is advised i by counsel that such action is required on its part under applicable law.

(9.2) The parties agree, and by executing and delivering an Adoption Agreement each Participating Plan agrees, that the Servicer is designated as agent of the Trustee for all Trustee functions under this Agreement, and that the Servicer (and not the Trustee) shall be responsible therefor; provided however that the Trustee shall be and remain the legal owner of, and Contract Holder under, each Group Annuity Contract.

(9.3) The parties agree, and by executing and delivering an Adoption Agreement each Participating Plan agrees, that John Hancock (and not the Trustee) shall be solely responsible for making payments and providing benefits under and in accordance with the terms of the Group Annuity Contracts, and that nothing contained in this Trust Agreement or in any amendment or supplement hereto shall in any way enlarge. change, vary or otherwise affect the obligations of John Hancock under the Group Annuity Contracts.

(9.4) The Trustee shall perform its duties hereunder in accordance with applicable law and with the care, skill, prudence and diligence under the circumstances then prevailing as a prudent man acting in a like capacity and familiar with such matters would use. The Trustee undertakes to perform such duties and only such duties as are specifically set forth herein and in any separate written agreement signed by the Trustee and no implied duties, covenants or obligations (except as implied by any applicable law) shall be read into this Group Trust Agreement against the Trustee: provided, however, that, to the extent set forth in section 9.2 herein, the Trustee shall be entitled to rely on the Servicer to perform the Trustee functions enumerated in the Administrative Services Agreement. No provision hereof shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to the Trustee. Notwithstanding the foregoing, the Trustee shall not take any action or omit to take any action that would adversely affect its qualifications to act as Trustee. The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

(9.5) The Trustee shall prepare, certify and submit on a timely basis such returns and reports with respect to the Trust as may be required under the Employee Retirement Income Security Act of 1974, as amended, the Code or any other applicable law; provided, however, that the Trustee shall be entitled to rely upon the Servicer to perform such duties and the parties agree, and by signing and delivering an Adoption Agreement, each Participating Plan agrees, that the Servicer is designated as the agent of the Trustee for such duties and the Servicer (and not the Trustee) shall be solely responsible therefor.

(9.6) The Trustee may resign at any time by giving at least sixty (60) days' prior written notice to JHFI. JHFI may remove the Trustee at anytime by giving at least sixty (60) days' prior written notice to the trustee. In either case, JHFI shall appoint a successor Trustee. Upon the



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resignation or removal of the Trustee and the appointment of a successor
Trustee, the Trustee shall promptly furnish to the successor Trustee and JHFI an account of its administration of the Trust from the date of its last accounting (if any). Each successor Trustee will succeed the Trustee without the signing or filing of any instrument, but a predecessor Trustee shall sign all documents and do all acts as may be necessary to effect the succession of the successor Trustee. Each successor Trustee shall have all the powers conferred by the Trust as if originally named Trustee. No successor Trustee will be liable for the acts or omissions of a predecessor Trustee, and no predecessor Trustee shall be liable for the acts or omissions of a successor Trustee.

(9.7) This Trust Agreement shall be binding upon the Trustee, its successors and assigns. Any corporation which shall, by merger, consolidation, purchase or otherwise succeed to substantially all of the trust business of a corporation acting as Trustee shall, upon such succession and without any appointment or other action by any person, be and become a successor Trustee.

ARTICLE 10.  PAYMENT OF FEES AND EXPENSES: INDEMNIFICATION

(10.1) The Trustee shall receive from JHFI such compensation for its services hereunder as may be agreed to from time to time by the Trustee and JHFI.

(10.2) All Expenses (including without limitation the fees payable pursuant to Section 10.1 above, the fees and expenses of the Servicer under the Administrative Services Agreement, and the reasonable fees and expenses of legal counsel to the Trustee, if any) may be billed to the Participating Plans (each according to its Pro Rata Share) or charged to and deducted from the Trust Fund.

(10.3) JHFI shall indemnify and hold the Trustee, in its capacity as trustee hereunder and individually, and its officers, directors, employees, shareholders and any person who is deemed to control the Trustee (within the meaning of Section 15 of the Securities Act of 1933, as amended), each in their capacities as such and individually, harmless against any and all loss, damage, liability, claims, demands, disbursements and expenses, including taxes, penalties and reasonable counsel fees (collectively referred to as a "Claim"), which may be incurred by reason of the Trustee being trustee hereunder or for any other reason arising out of or relating to this Group Trust Agreement, the Adoption Agreements, or any transaction contemplated by such agreements, including but not limited to the purchase of the Group Annuity Contracts and the offer and sale of the interests in the Trust to the Participating Plans; provided that the Trustee (or other indemnified person) shall inform JHFI within a reasonable time after learning of a Claim, shall provide JHFI an opportunity to defend (and direct the defense of) any Claim at JHFI's sole expense and shall not settle any Claim without the prior consent of JHFI. It is further understood that the distribution by the Trustee (or by the Servicer as agent of the Trustee) of all or any part of the Trust Fund shall not impair the right of the Trustee (or other indemnified person) to indemnity, payment and reimbursement as herein provided. In the event the Trustee (or other indemnified person) makes any advance at any time to pay or to provide for the payment of any Claim, then the Trustee (or other indemnified person) shall be entitled, in addition to reimbursement of the sum so advanced, to interest on the amount of such advances at the rate charged by The First National Bank of Boston, Boston, Massachusetts, as its "prime" or "base" rate. The provisions of this section shall continue in full force and effect notwithstanding the



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termination of the Trust for any reason or the resignation, inability or incapacity to act or removal of the Trustee.

(10.4) The Trustee acknowledges and agrees that the rights and obligations of John Hancock are solely those of the issuer of, and are described in, the Group Annuity Contracts. John Hancock is not responsible for the terms of this Agreement or for the performance of any party hereunder or under the Administrative Services Agreement, nor is it a sponsor of this Trust.

ARTICLE 11.  AMENDMENTS: TERMINATION

(11.1) This Trust maybe amended from time to time by a supplement agreement in writing duly executed by JHFI and the Trustee, and not otherwise; provided that no amendment shall be effective that would cause this Trust to fail to qualify under Section 401(a) of the Code.

(11.2) This Trust may be terminated by JHFI in its sole discretion (and shall terminate upon resignation of the Trustee unless a successor Trustee shall be appointed as provided in Section 9.6 above) if JHFI determines to discontinue its sponsorship of this Trust. In such event, JHFI shall notify in writing the Trustee, the Servicer, John Hancock and each Participating Plan. Within ninety
(90) days after its receipt of such notice, John Hancock will distribute to the successor funding agencies designated by each Participating Plan such Participating Plan's Pro Rata Share of the Trust Fund assets held by John Hancock pursuant to the Group Annuity Contracts, all as provided therein. If at the end of such ninety (90) day period John Hancock does not receive such a designation from any Participating Plan, John Hancock may (in its sole discretion) withdraw the amounts attributable to such Participating Plan (net of expenses) and may hold such amounts apart from all other monies of the Trust Fund in a non-interest bearing suspense account pending receipt of designation of a successor funding agency from such Participating Plan.

ARTICLE 12.  MISCELLANEOUS

(12.1) The Trustee shall be fully protected in acting upon and in conformity with the advice of counsel with respect to the meaning of this Trust, the Trustee's powers and duties hereunder, or any other matter relating hereto.

(12.2) In all judicial proceedings affecting the Trust, the Trustee shall be the only necessary party and may represent JHFI and all persons, natural or legal, having interests in the Trust. Notwithstanding the foregoing, JHFI may represent itself in any judicial proceeding affecting the Trust in which it is named as a party.

(12.3) This Trust is being organized in the Commonwealth of Massachusetts and shall be maintained at all times as a domestic trust in the United States. To the extent not superseded by Federal law, the substantive laws (as opposed to the choice of laws rules) of the Commonwealth of Massachusetts shall be controlling in all matters relating to this Trust.


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(12.4) In the interpretation of this Agreement, words of the singular shall include the plural, and words of the plural shall include the singular, when the context so requires.

(12.5) Notices, accountings and reports given or required to be given by either party to the other hereunder, may be delivered in person (including by commercial courier service) or by U.S. mail, postage prepaid and properly addressed to the last known address of the recipients. If given by mail, the notice shall be deemed to be received and shall be effective one business day after deposit with the U.S. Postal Service. Otherwise, the notice shall be effective when actually received. Notices, reports and other communications to and from Participating Plans shall be given as provided in the applicable Adoption Agreement.

(12.6) The Trust created hereby is intended to constitute a qualified tax-exempt trust under Sections 401(a) and 501(a) of the Code.

(12.7) This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original.



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         In witness whereof, the undersigned parties have caused this Agreement to be executed as of the day and year first written above.

JOHN HANCOCK FUNDS, INC.

/s/ James A. Bowhers
--------------------------------------
Signature

James A. Bowhers
--------------------------------------
Name

Executive Vice President
--------------------------------------
Title


INVESTORS BANK & TRUST COMPANY, AS TRUSTEE

/s/ Martin J. Sullivan
--------------------------------------
Signature

Martin J. Sullivan
--------------------------------------
Name

Director
--------------------------------------
Title


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